Exhibit 5.1

February 5, 2025
Nuvve Holding Corp.
2488 Historic Decatur Road, Suite 230
San Diego, CA 92106

Ladies and Gentlemen:
We have acted as counsel to Nuvve Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated February 4, 2025 (the “Prospectus Supplement”), to a Prospectus, dated May 5, 2022 (the “Prospectus”), filed pursuant to a Registration Statement on Form S-3, Registration No. 333-264462 (the “Registration Statement”), pursuant to which the Company is offering for sale under the Securities Act of 1933, as amended (the “Securities Act”), 105,000 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), which will be sold by the Company pursuant to the Securities Purchase Agreement, dated February 4, 2025 (the “Purchase Agreement”), by and among the Company and the purchaser named therein. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when sold and issued in accordance with the Purchase Agreement and in the manner contemplated by the Registration Statement and the Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.
The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
We hereby consent to the filing of this letter as Exhibit 5.1 to a Current Report on Form 8-K that will be filed by the Company and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission..

Very truly yours,
                          /s/ Baker & Hostetler LLP
                        BAKER & HOSTETLER LLP